EXHIBIT 99.1

CENTER FINANCIAL SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE CHICAGO BRANCH OF KOREA EXCHANGE BANK

LOS ANGELES, CA – January 22, 2004 – Center Financial Corporation (NASDAQ NM: CLFC), today announced that Center Bank, its wholly owned subsidiary, has entered into a definitive Purchase and Assumption Agreement to acquire the branch operations of Korea Exchange Bank (KEB) in Chicago, Illinois. The Agreement calls for Center Bank’s assumption of approximately $16 million in FDIC insured deposits and the purchase of approximately $13 million in loans from KEB’s Chicago branch.

Completion of the proposed transaction is subject to regulatory approvals, for which applications have been filed with the proper authorities, and customary closing conditions. It is expected that the closing will occur in the second calendar quarter of 2004.

“The Chicago office will be Center Bank’s first out-of-state branch office that can provide our full range of banking services and products, including retail deposits accounts,” said (Paul) Seon-Hong Kim, chief executive officer. “The greater Chicago area represents one of the largest and most mature Korean-American communities in the U.S., and we look forward to providing this market with the relationship banking services that have been a cornerstone to the strong growth of Center Bank.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank (formerly California Center Bank), a community bank offering a full range of financial services. Founded in 1986, Center Bank is one of the largest financial institutions in the nation focusing on the Korean-American community. The Bank specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. Center Bank operates 13 full service branches throughout Southern California and five Loan Production Offices located in Phoenix, Seattle, Denver, Washington, D.C., and Las Vegas. Further information about the company can be found at www.centerbank.com.

Statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended, and are based on management’s current expectations and beliefs concerning future developments and their potential effects on Center Financial. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those in such forward looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to, the company’s ability to receive regulatory approvals, the company’s ability to close the proposed transaction, the company’s ability to grow its deposits, the success of the company’s SBA Department and Consumer Loan Center, the impact of current events on the California economy, customers’ acceptance of the company’s pricing policies, the company’s ability to successfully expand geographically, changes in interest rates, loan portfolio performance, the ability to continue to pay dividends and other factors, detailed in Center Financial’s SEC filings made from time to time.